UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 3 )*

ZALICUS, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
98887C 105
(CUSIP Number)
LUKE EVNIN
MPM ASSET MANAGEMENT
THE JOHN HANCOCK TOWER
200 CLARENDON STREET, 54TH FLOOR
BOSTON, MASSACHUSETTS 02116
TELEPHONE: (617) 425-9200
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
October 24, 2011
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS MPM BioVentures III-QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		9,222,477

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,222,477

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,222,477

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	9.3%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by MPM BioVentures III-QP, L.P. (“BV III QP”), MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III Parallel Fund, L.P. (“BV III PF”), MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM Asset Management Investors 2003 BVIII LLC (“AM LLC”), MPM Asset Management LLC (“MPM AM”), MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC” and collectively with BV III QP, BV III, BV III PF, BV III KG, AM LLC and BV III GP, the “MPM Entities”) and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III and Dennis Henner (collectively, the “Listed Persons”). BVIII GP and BVIII LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Listed Persons are Series A members of BV III LLC and managers of AM LLC. Luke Evnin and Ansbert Gadicke are members of MPM AM. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Zalicus, Inc.’s (the “Issuer’s“) common stock, par value $0.001 per share (the “Common Stock”) outstanding on August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS MPM BioVentures III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		618,929

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		618,929

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	618,929

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.6%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS MPM Asset Management Investors 2003 BVIII LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		178,260

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		178,260

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	178,260

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.2%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	00
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS MPM BioVentures III Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		277,534

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		277,534

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	277,534

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.3%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS MPM BioVentures III GmbH & Co. Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	7	SOLE VOTING POWER

NUMBER OF		778,166

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		778,166

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	778,166

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.8%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS MPM Asset Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		58,595

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		58,595

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	58,595

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.1%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS MPM BioVentures III GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,897,106(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

10,897,106(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,897,106(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.0%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 9,222,477 shares of Common Stock held by BV III QP; 618,929 shares of Common Stock held by BV III; 277,534 shares of Common Stock held by BV III PF; and 778,166 shares of Common Stock held by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS MPM BioVentures III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,897,106(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

10,897,106(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,897,106(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.0%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 9,222,477 shares of Common Stock held by BV III QP; 618,929 shares of Common Stock held by BV III; 277,534 shares of Common Stock held by BV III PF; and 778,166 shares of Common Stock held by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS Luke Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,133,961(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

11,133,961(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,133,961(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.2%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 9,222,477 shares of Common Stock held by BV III QP; 618,929 shares of Common Stock held by BV III; 277,534 shares of Common Stock held by BV III PF; 778,166 shares of Common Stock held by BV III KG; 178,260 shares of Common Stock held by AM LLC; and 58,595 shares of Common Stock held by MPM AM. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC, a manager of AM LLC and a member of MPM AM.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS Ansbert Gadicke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,133,961(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

11,133,961(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,133,961(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.2%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 9,222,477 shares of Common Stock held by BV III QP; 618,929 shares of Common Stock held by BV III; 277,534 shares of Common Stock held by BV III PF; 778,166 shares of Common Stock held by BV III KG; 178,260 shares of Common Stock held by AM LLC; and 58,595 shares of Common Stock held by MPM AM. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC, a manager of AM LLC and a member of MPM AM.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS Nicholas Galakatos

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,075,366(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

11,075,366(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,075,366(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.2%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 9,222,477 shares of Common Stock held by BV III QP; 618,929 shares of Common Stock held by BV III; 277,534 shares of Common Stock held by BV III PF; 778,166 shares of Common Stock held by BV III KG; and 178,260 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS Michael Steinmetz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,075,366(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

11,075,366(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,075,366(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.2%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 9,222,477 shares of Common Stock held by BV III QP; 618,929 shares of Common Stock held by BV III; 277,534 shares of Common Stock held by BV III PF; 778,166 shares of Common Stock held by BV III KG; and 178,260 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS Kurt Wheeler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,075,366(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

11,075,366(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,075,366(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.2%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 9,222,477 shares of Common Stock held by BV III QP; 618,929 shares of Common Stock held by BV III; 277,534 shares of Common Stock held by BV III PF; 778,166 shares of Common Stock held by BV III KG; and 178,260 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	20010A103

1	NAMES OF REPORTING PERSONS Nicholas Simon III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,075,366(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

11,075,366(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,075,366(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.2%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 9,222,477 shares of Common Stock held by BV III QP; 618,929 shares of Common Stock held by BV III; 277,534 shares of Common Stock held by BV III PF; 778,166 shares of Common Stock held by BV III KG; and 178,260 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

CUSIP No.	98887C 105

1	NAMES OF REPORTING PERSONS Dennis Henner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,075,366(2)

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

11,075,366(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,075,366(2)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.2%(3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 9,222,477 shares of Common Stock held by BV III QP; 618,929 shares of Common Stock held by BV III; 277,534 shares of Common Stock held by BV III PF; 778,166 shares of Common Stock held by BV III KG; and 178,260 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

Explanatory Note:
This Amendment No. 3 to Schedule 13D (this “Schedule 13D”) amends and supplements the Schedule 13D previously filed by the undersigned with the Securities and Exchange Commission on January 5, 2010 and amended by Amendment No. 1 filed March 17, 2010 and Amendment No. 2 filed October 14, 2011 (as amended, the “Original Schedule 13D”). This Schedule 13D/A is being filed to report the open market sales of shares of common stock of Zalicus, Inc. (the “Company”) by the MPM Entities.
All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D. The Original Schedule 13D is hereby further amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.
Item 4. Purpose of Transaction
Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following paragraph at the end of Item 4:
The MPM Entities sold an aggregate of 2,204,568 shares of Common Stock in open market transactions from October 11, 2011 through October 27, 2011 for aggregate proceeds of $2,214,557.
Item 5. Interest in Securities of the Issuer
“Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:
(a) — (b) The following information with respect to the ownership of the common stock of the Issuer by the Reporting Persons is provided as of October 27, 2011:

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage of
Filing Person	Directly	Power	Power	Power	Power	Ownership	Class (1)
BV III QP	9,222,477	9,222,477	0	9,222,477	0	9,222,477	9.3%
BV III	618,929	618,929	0	618,929	0	618,929	0.6%
BV III PF	277,534	277,534	0	277,534	0	277,534	0.3%
BV III KG	778,166	778,166	0	778,166	0	778,166	0.8%
AM LLC	178,260	178,260	0	178,260	0	178,260	0.2%
MPM AM	58,595	58,595	0	58,595	0	58,595	0.1%
BV III GP(2)	0	0	10,897,106	0	10,897,106	10,897,106	11.0%
BV III LLC(2)	0	0	10,897,106	0	10,897,106	10,897,106	11.0%
Luke Evnin(3)(4)	0	0	11,133,961	0	11,133,961	11,133,961	11.2%
Ansbert Gadicke(3)(4)	0	0	11,133,961	0	11,133,961	11,133,961	11.2%
Nicholas Galakatos(3)	0	0	11,075,366	0	11,075,366	11,075,366	11.2%
Michael Steinmetz(3)	0	0	11,075,366	0	11,075,366	11,075,366	11.2%
Kurt Wheeler(3)	0	0	11,075,366	0	11,075,366	11,075,366	11.2%
Nicholas Simon III(3)	0	0	11,075,366	0	11,075,366	11,075,366	11.2%
Dennis Henner(3)	0	0	11,075,366	0	11,075,366	11,075,366	11.2%

(1)
This percentage is calculated based upon 99,237,510 shares of Issuer’s Common Stock outstanding as of August 3, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011.

(2)
BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The securities with respect to which these entities share voting and dispositive power are held as follows: 9,222,477 shares of Common Stock by BV III QP; 618,929 shares of Common Stock by BV III; 277,534 shares of Common Stock by BV III PF; and 778,166 shares of Common Stock by BV III KG.

(3)
These Filing Persons are Series A Members of BV III LLC and managers of AM LLC. The securities with respect to which these Filing Persons share voting and dispositive power are held as follows: 9,222,477 shares of Common Stock by BV III QP; 618,929 shares of Common Stock by BV III; 277,534 shares of Common Stock by BV III PF; 778,166; and 178,260 shares of Common Stock by AM LLC.

(4)	Also includes 58,595 shares of Common Stock held by MPM AM, of which these Filing Persons are members and with respect to which these Filing Persons share voting and dispositive power.

(c) The Reporting Persons sold the following shares of Common Stock in the open market:

MPM Entity	Date of Transaction	Number of Shares Sold	Price Per Share
BV III QP	October 11, 2011	170,998	$1.02	(1)
BV III	October 11, 2011	11,498	$1.02	(1)
BV III PF	October 11, 2011	5,164	$1.02	(1)
BV III KG	October 11, 2011	14,452	$1.02	(1)
AM LLC	October 11, 2011	3,311	$1.02	(1)
MPM AM	October 11, 2011	1,077	$1.02	(1)
BV III QP	October 12, 2011	109,142	$1.02	(1)
BV III	October 12, 2011	7,338	$1.02	(1)
BV III PF	October 12, 2011	3,296	$1.02	(1)
BV III KG	October 12, 2011	9,224	$1.02	(1)
AM LLC	October 12, 2011	2,113	$1.02	(1)
MPM AM	October 12, 2011	687	$1.02	(1)
BV III QP	October 13, 2011	4,141	$1.02
BV III	October 13, 2011	278	$1.02
BV III PF	October 13, 2011	125	$1.02
BV III KG	October 13, 2011	350	$1.02
AM LLC	October 13, 2011	80	$1.02
MPM AM	October 13, 2011	26	$1.02
BV III QP	October 14, 2011	32,875	$1.02	(1)
BV III	October 14, 2011	2,210	$1.02	(1)
BV III PF	October 14, 2011	993	$1.02	(1)
BV III KG	October 14, 2011	2,778	$1.02	(1)
AM LLC	October 14, 2011	637	$1.02	(1)
MPM AM	October 14, 2011	207	$1.02	(1)
BV III QP	October 17, 2011	16,267	$1.02
BV III	October 17, 2011	1,094	$1.02
BV III PF	October 17, 2011	491	$1.02
BV III KG	October 17, 2011	1,375	$1.02
AM LLC	October 17, 2011	315	$1.02
MPM AM	October 17, 2011	102	$1.02
BV III QP	October 19, 2011	28,831	$1.02
BV III	October 19, 2011	1,939	$1.02
BV III PF	October 19, 2011	871	$1.02
BV III KG	October 19, 2011	2,437	$1.02
AM LLC	October 19, 2011	557	$1.02
MPM AM	October 19, 2011	182	$1.02

MPM Entity	Date of Transaction	Number of Shares Sold	Price Per Share
BV III QP	October 20, 2011	351,935	$1.03	(2)
BV III	October 20, 2011	23,663	$1.03	(2)
BV III PF	October 20, 2011	10,629	$1.03	(2)
BV III KG	October 20, 2011	29,743	$1.03	(2)
AM LLC	October 20, 2011	6,814	$1.03	(2)
MPM AM	October 20, 2011	2,216	$1.03	(2)
BV III QP	October 21, 2011	58,048	$1.02	(1)
BV III	October 21, 2011	3,903	$1.02	(1)
BV III PF	October 21, 2011	1,753	$1.02	(1)
BV III KG	October 21, 2011	4,906	$1.02	(1)
AM LLC	October 21, 2011	1,124	$1.02	(1)
MPM AM	October 21, 2011	366	$1.02	(1)
BV III QP	October 24, 2011	208,677	$1.03	(1)
BV III	October 24, 2011	14,031	$1.03	(1)
BV III PF	October 24, 2011	6,302	$1.03	(1)
BV III KG	October 24, 2011	17,636	$1.03	(1)
AM LLC	October 24, 2011	4,040	$1.03	(1)
MPM AM	October 24, 2011	1,314	$1.03	(1)
BV III QP	October 25, 2011	168,265	$1.02	(1)
BV III QP	October 25, 2011	168,265	$1.02
BV III	October 25, 2011	11,314	$1.02
BV III PF	October 25, 2011	5,082	$1.02
BV III KG	October 25, 2011	14,221	$1.02
AM LLC	October 25, 2011	3,258	$1.02
MPM AM	October 25, 2011	1,060	$1.02
BV III QP	October 26, 2011	64,589	$1.02	(1)
BV III	October 26, 2011	4,343	$1.02	(1)
BV III PF	October 26, 2011	1,951	$1.02	(1)
BV III KG	October 26, 2011	5,459	$1.02	(1)
AM LLC	October 26, 2011	1,251	$1.02	(1)
BV III QP	October 27, 2011	611,793	$1.03	(3)
BV III	October 27, 2011	41,135	$1.03	(3)
BV III PF	October 27, 2011	18,477	$1.03	(3)
BV III KG	October 27, 2011	51,704	$1.03	(3)
AM LLC	October 27, 2011	11,845	$1.03	(3)
MPM AM	October 27, 2011	3,853	$1.03	(3)

(1)	Represents the weighted average sales price for the price increments ranging from $1.02 to $1.03.

(2)	Represents the weighted average sales price for the price increments ranging from $1.02 to $1.06.

(3)	Represents the weighted average sales price for the price increments ranging from $1.02 to $1.04.

(d)	Not applicable.

(e)	Not applicable.

The information provided and incorporated by reference in Item 3 and Item 6 is hereby incorporated by reference in this Item 5.
Item 7. Material to Be Filed as Exhibits
Item 7 of the Original Schedule 13D is hereby supplemented by adding the following in appropriate order:
D.	Agreement regarding filing of joint Schedule 13D/A.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 31, 2011

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		its General Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Luke Evnin Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Luke Evnin Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2003		MPM BIOVENTURES III GP, L.P.
BVIII LLC
		By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Luke Evnin Name: Luke Evnin
	Title: Manager		Title: Series A Member

MPM BIOVENTURES III LLC		MPM ASSET MANAGEMENT LLC

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Luke Evnin Name: Luke Evnin
	Title: Series A Member		Title: Member

	/s/ Luke Evnin Luke Evnin		/s/ Ansbert Gadicke Ansbert Gadicke

	/s/ Nicholas Galakatos Nicholas Galakatos		/s/ Michael Steinmetz Michael Steinmetz

	/s/ Kurt Wheeler Kurt Wheeler		/s/ Nicholas Simon III Nicholas Simon III

/s/ Dennis Henner Dennis Henner
The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT INDEX
D.	Agreement regarding filing of joint Schedule 13D/A.